Exhibit 99.1

Press Release

Contact:
Investor Relations
Alan Roden
Verint Systems Inc.
(631) 962-9304
alan.roden@verint.com

Verint Announces Q2 FY2020 Results with Strong Cloud Growth

MELVILLE, N.Y., September 4, 2019 - Verint® Systems Inc. (NASDAQ: VRNT), a global Actionable Intelligence® leader, today announced results for the three and six months ended July 31, 2019 (FY2020).

“We are pleased with our second quarter and first half results which reflect our strong innovation and market leadership. In Customer Engagement, we continue to execute well on our Cloud First initiative with strong cloud revenue growth and large enterprise wins. In Cyber Intelligence, our strategic initiative to unbundle and productize our data mining software is tracking well ahead of plan and resulted in significant gross margin expansion. Overall, we continue to accelerate innovation and evolve our business models which we believe is resonating well with our customers and large partner network,” said Dan Bodner, CEO.

FY2020 Financial Highlights (Three and Six Months Ended July 31, 2019, Compared to Three and Six Months Ended July 31, 2018)

	Three Months Ended July 31, 2019		Six Months Ended July 31, 2019
	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenue	$324 million	$331 million	$640 million	$655 million
y-o-y change	+5.9%	+7.4%	+7.4%	+9.2%
Revenue (Constant Currency)	$328 million	$335 million	$649 million	$664 million
y-o-y change	+7.1%	+8.6%	+9.0%	+10.6%
Gross Margin	64.1%	67.5%	63.9%	67.4%
y-o-y change	+110bps	+160bps	+210bps	+250bps
Operating Income	$15 million	$66 million	$30 million	$128 million
y-o-y change	-47.7%	+4.0%	-19.6%	+17.0%
Operating Margin	4.7%	19.9%	4.7%	19.6%
y-o-y change	-480bps	-70bps	-150bps	+140bps
Diluted EPS	$0.16	$0.82	$0.18	$1.55
y-o-y change	-51.5%	+8.0%	-40.0%	+20.3%

FY2020 First Half Highlights

Customer Engagement

•	Revenue growth of 8.1% on a GAAP basis and 12.2% on a non-GAAP constant currency basis

•	“Cloud First” strategy progressing well

•	Strong cloud revenue growth on a GAAP basis of 37% and on a non-GAAP basis of 49%

•	Strong new SaaS ACV growth of 84%

•	11 cloud orders over $1 million Total Contract Value (TCV) versus 4 in the prior year first half

•	Automation innovation helping customers achieve elevated customer experience while reducing their operating costs

Cyber Intelligence

•	Revenue growth of 6.1% on a GAAP basis and 7.5% on a non-GAAP constant currency basis

•	While accelerating our planned reduction of low margin pass-through hardware revenue

•	Software model strategy ahead of plan

•	Gross margins (estimated fully allocated) up more than 600bps

•	Continuing to win large orders reflecting customer need for advanced data mining solutions

•	Added approximately 50 new customers in the first half

Financial Outlook for FY2020 (Year Ending January 31, 2020)

Our non-GAAP outlook for revenue and EPS for the year ending January 31, 2020 is as follows:

•	Revenue: $1.375 billion with a range of +/- 2%

•	Reflects 10.5% year-over-year growth

•	EPS: $3.65 at the midpoint of our revenue guidance

•	Reflects 14% year-over-year growth

Our non-GAAP outlook for the year ending January 31, 2020 excludes the following GAAP measures which we are able to quantify with reasonable certainty:

•	Amortization of intangible assets of approximately $55 million.

•	Amortization of discount on convertible notes of approximately $12 million.

Our non-GAAP outlook for the year ending January 31, 2020 excludes the following GAAP measures for which we are able to provide a range of probable significance:

•	Revenue adjustments are expected to be between approximately $26 million and $28 million.

•	Stock-based compensation is expected to be between approximately $75 million and $79 million, assuming market prices for our common stock approximately consistent with current levels.

Our non-GAAP outlook does not include the potential impact of any in-process business acquisitions that may close after the date hereof, and, unless otherwise specified, reflects foreign currency exchange rates approximately consistent with current rates.

We are unable, without unreasonable efforts, to provide a reconciliation for other GAAP measures which are excluded from our non-GAAP outlook, including the impact of future business acquisitions or acquisition expenses, future restructuring expenses, and non-GAAP income tax adjustments due to the level of unpredictability and uncertainty associated with these items. For these same reasons, we are unable to assess the probable significance of these excluded items. While historical results may not be indicative of future results, actual amounts for the three and six months ended July 31, 2019 and 2018 for the GAAP measures excluded from our non-GAAP outlook appear in Table 3 to this press release.

Conference Call Information

We will conduct a conference call today at 4:30 p.m. ET to discuss our results for the three and six months ended July 31, 2019 and outlook. An online, real-time webcast of the conference call will be available on our website at www.verint.com. The conference call can also be accessed live via telephone at 1-844-309-0615 (United States and Canada) and 1-661-378-9462 (international) and the passcode is 3464357. Please dial in 5-10 minutes prior to the scheduled start time.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of non-GAAP financial measures presented for completed periods to the most directly comparable financial measures prepared in accordance with GAAP, please see the tables below as well as "Supplemental Information About Non-GAAP Financial Measures" at the end of this press release.

About Verint Systems Inc.
Verint® (Nasdaq: VRNT) is a global leader in Actionable Intelligence® solutions with a focus on customer engagement optimization and cyber intelligence. Today, over 10,000 organizations in more than 180 countries—including over 85 percent of the Fortune 100—count on intelligence from Verint solutions to make more informed, effective and timely decisions. Learn more about how we’re creating A Smarter World with Actionable Intelligence® at www.verint.com.

Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of known and unknown risks, uncertainties, assumptions, and other important factors, any of which could cause our actual results or conditions to differ materially from those expressed in or implied by the forward-looking statements. Some of the factors that could cause our actual results or conditions to differ materially from current expectations include, among others: uncertainties regarding the impact of general economic conditions in the United States and abroad, particularly in information technology spending and government budgets, on our business; risks associated with our ability to keep pace with technological advances and challenges and evolving industry standards, to adapt to changing market potential from area to area within our markets, and to successfully develop, launch, and drive demand for new, innovative, high-quality products that meet or exceed customer needs, while simultaneously preserving our legacy businesses and migrating away from areas of commoditization; risks due to aggressive competition in all of our markets, including with respect to maintaining revenues, margins, and sufficient levels of investment in our business and operations; risks created by the continued consolidation of our competitors or the introduction of large competitors in our markets with greater resources than we have; risks associated with our ability to successfully compete for, consummate, and implement mergers and acquisitions, including risks associated with valuations, reputational considerations, capital constraints, costs and expenses, maintaining profitability levels, expansion into new areas, management distraction, post-acquisition integration activities, and potential asset impairments; risks relating to our ability to properly manage investments in our business and operations, execute on growth initiatives, and enhance our existing operations and infrastructure, including the proper prioritization and allocation of limited financial and other resources; risks associated with our ability to retain, recruit, and train qualified personnel in regions in which we operate, including in new markets and growth areas we may enter; risks that we may be unable to establish and maintain relationships with key resellers, partners, and systems integrators and risks associated with our reliance on third-party suppliers, partners, or original equipment manufacturers (“OEMs”) for certain components, products, or services, including companies that may compete with us or work with our competitors; risks associated with the mishandling or perceived mishandling of sensitive or confidential information, including information that may belong to our customers or other third parties, and with security vulnerabilities or lapses, including cyber-attacks, information technology system breaches, failures, or disruptions; risks that our products or services, or those of third-party suppliers, partners, or OEMs which we use in or with our offerings or otherwise rely on, including third-party hosting platforms, may contain defects, develop operational problems, or be vulnerable to cyber-attacks; risks associated with our significant international operations, including, among others, in Israel, Europe, and Asia, exposure to regions subject to political or economic instability, fluctuations in foreign exchange rates, and challenges associated with a significant portion of our cash being held overseas; risks associated with political factors related to our business or operations, including reputational risks associated with our security solutions and our ability to maintain security clearances where required, as well as risks associated with a significant amount of our business coming from domestic and foreign government customers; risks associated with complex and changing local and foreign regulatory environments in the jurisdictions in which we operate, including, among others, with respect to trade compliance, anti-corruption, information security, data privacy and protection, tax, labor, government contracts, relating to our own operations as well as to the use of our solutions by our customers; challenges associated with selling sophisticated solutions, including with respect to assisting customers in understanding and realizing the benefits of our solutions, and developing, offering, implementing, and maintaining a broad and sophisticated solution portfolio; challenges associated with pursuing larger sales opportunities, including with respect to longer sales cycles, transaction reductions, deferrals, or cancellations during the sales cycle, risk of customer concentration, our ability to accurately forecast when a sales opportunity will convert to an order, or to forecast revenue and expenses, and increased volatility of our operating results from period to period; risks that our intellectual property rights may not be adequate to protect our business or assets or that others may make claims on our intellectual property, claim infringement on their intellectual property rights, or claim a violation of their license rights, including relative to free or open source components we may use; risks that our customers delay or cancel orders or are unable to honor contractual commitments due to liquidity issues, challenges in their business, or otherwise; risks that we may experience liquidity or working capital issues and related risks that financing sources may be unavailable to us on reasonable terms or at all; risks associated with significant leverage resulting from our current debt position or our ability to incur additional debt, including with respect to liquidity considerations, covenant limitations and compliance, fluctuations in interest rates, dilution considerations (with respect to our convertible notes), and our ability to maintain our credit ratings; risks arising as a result of contingent or other obligations or liabilities assumed in our acquisition of our former parent company, Comverse Technology, Inc. (“CTI”), or associated with formerly being consolidated with, and part of a consolidated tax group with, CTI, or as a result of the successor to CTI's business operations, Mavenir, Inc., being unwilling or unable to provide us with certain indemnities to which we are entitled; risks relating to the adequacy of our existing infrastructure, systems, processes, policies, procedures, internal controls, and personnel, and our ability to successfully implement and maintain enhancements to the foregoing, for our current and future operations and reporting needs, including related risks of financial statement omissions, misstatements, restatements, or filing delays; risks associated with changing accounting principles or standards, tax laws and regulations, tax rates, and the continuing availability of expected tax benefits; and risks associated with market volatility in the prices of our common stock and convertible notes based on our performance, third-party publications or speculation, or other factors and risks associated with actions of activist stockholders. We assume no obligation to revise or update any forward-looking statement, except as otherwise required by law. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2019, our Quarterly Report on Form 10-Q for the quarter ended July 31, 2019, when filed, and other filings we make with the SEC.

VERINT, ACTIONABLE INTELLIGENCE, THE CUSTOMER ENGAGEMENT COMPANY, NEXT IT, FORESEE, OPINIONLAB, KIRAN ANALYTICS, TRANSVERSAL, TERROGENCE, SENSECY, CUSTOMER ENGAGEMENT SOLUTIONS, CYBER INTELLIGENCE SOLUTIONS, GI2, GITA, FIRSTMILE, OMNIX, WEBINT, LUMINAR, EDGEVR, RELIANT, VANTAGE, STAR-GATE, SUNTECH, and VIGIA are trademarks or registered trademarks of Verint Systems Inc. or its subsidiaries. Other trademarks mentioned are the property of their respective owners.

Table 1
VERINT SYSTEMS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands, except per share data)	2019	2018	2019	2018
Revenue:
Product	$109,983	$110,042	$214,207	$215,906
Service and support	214,322	196,285	425,357	379,628
Total revenue	324,305	306,327	639,564	595,534
Cost of revenue:
Product	29,424	32,984	57,544	67,793
Service and support	81,430	74,803	160,791	146,660
Amortization of acquired technology	5,587	5,520	12,294	12,946
Total cost of revenue	116,441	113,307	230,629	227,399
Gross profit	207,864	193,020	408,935	368,135
Operating expenses:
Research and development, net	58,685	52,254	115,854	104,406
Selling, general and administrative	126,265	104,083	247,986	211,580
Amortization of other acquired intangible assets	7,639	7,452	15,352	15,136
Total operating expenses	192,589	163,789	379,192	331,122
Operating income	15,275	29,231	29,743	37,013
Other income (expense), net:
Interest income	1,687	1,134	3,113	1,927
Interest expense	(10,107)	(9,922)	(20,041)	(18,984)
Other income (expense), net	909	(1,241)	119	(1,705)
Total other expense, net	(7,511)	(10,029)	(16,809)	(18,762)
Income before benefit from income taxes	7,764	19,202	12,934	18,251
Benefit from income taxes	(4,507)	(3,722)	(3,098)	(3,448)
Net income	12,271	22,924	16,032	21,699
Net income attributable to noncontrolling interests	1,713	944	3,898	1,934
Net income attributable to Verint Systems Inc.	$10,558	$21,980	$12,134	$19,765

Net income per common share attributable to Verint Systems Inc.:
Basic	$0.16	$0.34	$0.18	$0.31
Diluted	$0.16	$0.33	$0.18	$0.30

Weighted-average common shares outstanding:
Basic	66,272	64,694	65,870	64,314
Diluted	67,519	65,840	67,338	65,509

Table 2
VERINT SYSTEMS INC. AND SUBSIDIARIES
Segment Revenue
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2019	2018	2019	2018
GAAP Revenue By Segment:
Customer Engagement	$211,436	$200,807	$418,531	$387,263
Cyber Intelligence	112,869	105,520	221,033	208,271
GAAP Total Revenue	$324,305	$306,327	$639,564	$595,534

Revenue Adjustments:
Customer Engagement	$6,988	$2,126	$15,760	$4,845
Cyber Intelligence	24	25	151	69
Total Revenue Adjustments	$7,012	$2,151	$15,911	$4,914

Non-GAAP Revenue By Segment:
Customer Engagement	$218,424	$202,933	$434,291	$392,108
Cyber Intelligence	112,893	105,545	221,184	208,340
Non-GAAP Total Revenue	$331,317	$308,478	$655,475	$600,448

Table 3
VERINT SYSTEMS INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands, except per share data)	2019	2018	2019	2018

Table of Reconciliation from GAAP Gross Profit to Non-GAAP Gross Profit

GAAP gross profit	$207,864	$193,020	$408,935	$368,135
GAAP gross margin	64.1%	63.0%	63.9%	61.8%
Revenue adjustments	7,012	2,151	15,911	4,914
Amortization of acquired technology	5,587	5,520	12,294	12,946
Stock-based compensation expenses	2,034	1,945	3,438	2,791
Acquisition expenses, net	5	(38)	20	(21)
Restructuring expenses	1,055	717	1,504	1,080
Non-GAAP gross profit	$223,557	$203,315	$442,102	$389,845
Non-GAAP gross margin	67.5%	65.9%	67.4%	64.9%

Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income

GAAP operating income	$15,275	$29,231	$29,743	$37,013
As a percentage of GAAP revenue	4.7%	9.5%	4.7%	6.2%
Revenue adjustments	7,012	2,151	15,911	4,914
Amortization of acquired technology	5,587	5,520	12,294	12,946
Amortization of other acquired intangible assets	7,639	7,452	15,352	15,136
Stock-based compensation expenses	20,551	17,455	37,654	33,914
Acquisition expenses, net	2,508	72	6,376	2,387
Restructuring expenses	1,639	906	3,076	1,997
Other adjustments	5,732	625	7,791	1,220
Non-GAAP operating income	$65,943	$63,412	$128,197	$109,527
As a percentage of non-GAAP revenue	19.9%	20.6%	19.6%	18.2%

Table of Reconciliation from GAAP Other Expense, Net to Non-GAAP Other Expense, Net

GAAP other expense, net	$(7,511)	$(10,029)	$(16,809)	$(18,762)
Unrealized losses (gains) on derivatives, net	639	416	1,318	(127)
Amortization of convertible note discount	3,102	2,943	6,163	5,848
Acquisition expenses, net	(23)	303	(57)	331
Non-GAAP other expense, net(1)	$(3,793)	$(6,367)	$(9,385)	$(12,710)

Table of Reconciliation from GAAP Benefit from Income Taxes to Non-GAAP Provision for Income Taxes

GAAP benefit from income taxes	$(4,507)	$(3,722)	$(3,098)	$(3,448)
GAAP effective income tax rate	(58.0)%	(19.4)%	(24.0)%	(18.9)%
Non-GAAP tax adjustments	9,462	9,737	13,463	13,719
Non-GAAP provision for income taxes	$4,955	$6,015	$10,365	$10,271
Non-GAAP effective income tax rate	8.0%	10.5%	8.7%	10.6%

Table of Reconciliation from GAAP Net Income Attributable to Verint Systems Inc. to Non-GAAP Net Income Attributable to Verint Systems Inc.

GAAP net income attributable to Verint Systems Inc.	$10,558	$21,980	$12,134	$19,765

Revenue adjustments	7,012	2,151	15,911	4,914
Amortization of acquired technology	5,587	5,520	12,294	12,946
Amortization of other acquired intangible assets	7,639	7,452	15,352	15,136
Stock-based compensation expenses	20,551	17,455	37,654	33,914
Unrealized losses (gains) on derivatives, net	639	416	1,318	(127)
Amortization of convertible note discount	3,102	2,943	6,163	5,848
Acquisition expenses, net	2,485	375	6,319	2,718
Restructuring expenses	1,639	906	3,076	1,997
Other adjustments	5,732	625	7,791	1,220
Non-GAAP tax adjustments	(9,462)	(9,737)	(13,463)	(13,719)
Total GAAP net income adjustments	44,924	28,106	92,415	64,847
Non-GAAP net income attributable to Verint Systems Inc.	$55,482	$50,086	$104,549	$84,612

Table Comparing GAAP Diluted Net Income Per Common Share Attributable to Verint Systems Inc. to Non-GAAP Diluted Net Income Per Common Share Attributable to Verint Systems Inc.

GAAP diluted net income per common share attributable to Verint Systems Inc.	$0.16	$0.33	$0.18	$0.30
Non-GAAP diluted net income per common share attributable to Verint Systems Inc.	$0.82	$0.76	$1.55	$1.29

GAAP weighted-average shares used in computing diluted net income per common share attributable to Verint Systems Inc.	67,519	65,840	67,338	65,509
Additional weighted-average shares applicable to non-GAAP diluted net income per common share attributable to Verint Systems Inc.	—	—	—	—
Non-GAAP diluted weighted-average shares used in computing net income per common share attributable to Verint Systems Inc.	67,519	65,840	67,338	65,509

Table of Reconciliation from GAAP Net Income Attributable to Verint Systems Inc. to Adjusted EBITDA

GAAP net income attributable to Verint Systems Inc.	$10,558	$21,980	$12,134	$19,765
As a percentage of GAAP revenue	3.3%	7.2%	1.9%	3.3%
Net income attributable to noncontrolling interest	1,713	944	3,898	1,934
Benefit from income taxes	(4,507)	(3,722)	(3,098)	(3,448)
Other expense, net	7,511	10,029	16,809	18,762
Depreciation and amortization(2)	21,117	20,302	43,410	43,612
Revenue adjustments	7,012	2,151	15,911	4,914
Stock-based compensation expenses	20,551	17,455	37,654	33,914
Acquisition expenses, net	2,508	72	6,376	2,387
Restructuring expenses	1,640	906	3,077	1,996
Other adjustments	5,732	625	7,791	1,220
Adjusted EBITDA	$73,835	$70,742	$143,962	$125,056
As a percentage of non-GAAP revenue	22.3%	22.9%	22.0%	20.8%

Table of Reconciliation from Gross Debt to Net Debt			July 31, 2019	January 31, 2019

Current maturities of long-term debt			$4,263	$4,343
Long-term debt			782,589	777,785
Unamortized debt discounts and issuance costs			29,661	36,589
Gross debt			816,513	818,717
Less:
Cash and cash equivalents			388,546	369,975

Restricted cash and cash equivalents, and restricted bank time deposits	24,239	42,262
Short-term investments	25,590	32,329
Net debt, excluding long-term restricted cash, cash equivalents, bank time deposits, and investments	378,138	374,151
Long-term restricted cash, cash equivalents, bank time deposits and investments	27,257	23,193
Net debt, including long-term restricted cash, cash equivalents, bank time deposits, and investments	$350,881	$350,958

 (1) For the three months ended July 31, 2019, non-GAAP other expense, net of $3.8 million was comprised of $5.4 million of interest and other expense, net of $1.6 million of foreign exchange gains primarily related to balance sheet translations.

(2) Adjusted for financing fee amortization.

Table 4
VERINT SYSTEMS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	July 31,	January 31,
(in thousands, except share and per share data)	2019	2019
Assets
Current Assets:
Cash and cash equivalents	$388,546	$369,975
Restricted cash and cash equivalents, and restricted bank time deposits	24,239	42,262
Short-term investments	25,590	32,329
Accounts receivable, net of allowance for doubtful accounts of $5.5 million and $3.8 million, respectively	349,161	375,663
Contract assets	55,239	63,389
Inventories	28,459	24,952
Prepaid expenses and other current assets	89,556	97,776
Total current assets	960,790	1,006,346
Property and equipment, net	106,393	100,134
Operating lease right-of-use assets	100,924	—
Goodwill	1,430,082	1,417,481
Intangible assets, net	215,332	225,183
Other assets	118,185	117,883
Total assets	$2,931,706	$2,867,027

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$73,021	$71,621
Accrued expenses and other current liabilities	218,533	212,824
Contract liabilities	347,226	377,376
Total current liabilities	638,780	661,821
Long-term debt	782,589	777,785
Long-term contract liabilities	34,967	30,094
Operating lease liabilities	93,137	—
Other liabilities	94,255	136,523
Total liabilities	1,643,728	1,606,223
Commitments and Contingencies
Stockholders' Equity:
Preferred stock - $0.001 par value; authorized 2,207,000 shares at July 31, 2019 and January 31, 2019, respectively; none issued.	—	—
Common stock - $0.001 par value; authorized 120,000,000 shares. Issued 68,444,000 and 66,998,000 shares; outstanding 66,771,000 and 65,333,000 shares at July 31, 2019 and January 31, 2019, respectively.	68	67
Additional paid-in capital	1,628,665	1,586,266
Treasury stock, at cost - 1,673,000 and 1,665,000 shares at July 31, 2019 and January 31, 2019, respectively.	(58,072)	(57,598)
Accumulated deficit	(122,140)	(134,274)
Accumulated other comprehensive loss	(175,197)	(145,225)
Total Verint Systems Inc. stockholders' equity	1,273,324	1,249,236
Noncontrolling interests	14,654	11,568
Total stockholders' equity	1,287,978	1,260,804
Total liabilities and stockholders' equity	$2,931,706	$2,867,027

Table 5
VERINT SYSTEMS INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended July 31,
(in thousands)	2019	2018
Cash flows from operating activities:
Net income	$16,032	$21,699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,766	44,935
Stock-based compensation, excluding cash-settled awards	37,605	33,871
Amortization of discount on convertible notes	6,163	5,848
Non-cash gains on derivative financial instruments, net	(728)	(2,709)
Other non-cash items, net	3,305	(2,606)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	23,439	45,515
Contract assets	7,884	(12,217)
Inventories	(4,436)	175
Prepaid expenses and other assets	8,169	(2,984)
Accounts payable and accrued expenses	(8,291)	(14,736)
Contract liabilities	(24,460)	(5,695)
Other, net	(11,169)	(6,943)
Net cash provided by operating activities	98,279	104,153

Cash flows from investing activities:
Cash paid for business combinations, including adjustments, net of cash acquired	(49,258)	(27,442)
Purchases of property and equipment	(17,718)	(17,897)
Purchases of investments	(20,101)	(9,261)
Maturities and sales of investments	23,836	7,152
Cash paid for capitalized software development costs	(6,581)	(2,902)
Change in restricted bank time deposits, and other investing activities, net	3,807	(22,079)
Net cash used in investing activities	(66,015)	(72,429)

Cash flows from financing activities:
Repayments of borrowings and other financing obligations	(3,194)	(2,728)
Payments of debt-related costs	(212)	(206)
Purchases of treasury stock	(474)	(173)
Dividends or distributions paid to noncontrolling interests	(655)	(760)
Payments of deferred purchase price and contingent consideration for business combinations (financing portion)	(22,601)	(9,351)
Other financing activities, net	—	(433)
Net cash used in financing activities	(27,136)	(13,651)
Foreign currency effects on cash, cash equivalents, restricted cash, and restricted cash equivalents	(1,890)	(3,578)
Net increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	3,238	14,495
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of period	412,699	398,210
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of period	$415,937	$412,705

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period to the condensed consolidated balance sheets:
Cash and cash equivalents	$388,546	$375,077
Restricted cash and cash equivalents included in restricted cash and cash equivalents, and restricted bank time deposits	23,702	35,476
Restricted cash and cash equivalents included in other assets	3,689	2,152
Total cash, cash equivalents, restricted cash, and restricted cash equivalents	$415,937	$412,705

Table 6
VERINT SYSTEMS INC. AND SUBSIDIARIES
Calculation of Change in Revenue on a Constant Currency Basis
(Unaudited)

	GAAP Revenue		Non-GAAP Revenue
(in thousands, except percentages)	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
Total Revenue
Revenue for the three and six months ended July 31, 2018	$306,327	$595,534	$308,478	$600,448
Revenue for the three and six months ended July 31, 2019	$324,305	$639,564	$331,317	$655,475
Revenue for the three and six months ended July 31, 2019 at constant currency(1)	$328,000	$649,000	$335,000	$664,000
Reported period-over-period revenue growth	5.9%	7.4%	7.4%	9.2%
% impact from change in foreign currency exchange rates	1.2%	1.6%	1.2%	1.4%
Constant currency period-over-period revenue growth	7.1%	9.0%	8.6%	10.6%

Customer Engagement
Revenue for the three and six months ended July 31, 2018	$200,807	$387,263	$202,933	$392,108
Revenue for the three and six months ended July 31, 2019	$211,436	$418,531	$218,424	$434,291
Revenue for the three and six months ended July 31, 2019 at constant currency(1)	$214,000	$425,000	$221,000	$440,000
Reported period-over-period revenue growth	5.3%	8.1%	7.6%	10.8%
% impact from change in foreign currency exchange rates	1.3%	1.6%	1.3%	1.4%
Constant currency period-over-period revenue growth	6.6%	9.7%	8.9%	12.2%

Cyber Intelligence
Revenue for the three and six months ended July 31, 2018	$105,520	$208,271	$105,545	$208,340
Revenue for the three and six months ended July 31, 2019	$112,869	$221,033	$112,893	$221,184
Revenue for the three and six months ended July 31, 2019 at constant currency(1)	$114,000	$224,000	$114,000	$224,000
Reported period-over-period revenue growth	7.0%	6.1%	7.0%	6.2%
% impact from change in foreign currency exchange rates	1.0%	1.5%	1.0%	1.3%
Constant currency period-over-period revenue growth	8.0%	7.6%	8.0%	7.5%

(1) Revenue for the three and six months ended July 31, 2019 at constant currency is calculated by translating current-period GAAP or non-GAAP foreign currency revenue (as applicable) into U.S. dollars using average foreign currency exchange rates for the three and six months ended July 31, 2018 rather than actual current-period foreign currency exchange rates.

For further information see "Supplemental Information About Constant Currency" at the end of this press release.

Table 7
VERINT SYSTEMS INC. AND SUBSIDIARIES
GAAP to Non-GAAP Customer Engagement Cloud Revenue, Recurring Revenue,
and Nonrecurring Revenue
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2019	2018	2019	2018
Table of Reconciliation from GAAP Cloud Revenue to Non-GAAP Cloud Revenue

Customer Engagement
Cloud revenue - GAAP	$47,813	$36,658	$94,898	$69,463
Estimated revenue adjustments	6,918	2,056	15,562	4,573
Cloud revenue - non-GAAP	$54,731	$38,714	$110,460	$74,036

Table of Reconciliation from GAAP Recurring Revenue to Non-GAAP Recurring Revenue

Customer Engagement
Recurring revenue - GAAP	$129,332	$117,759	$252,690	$225,589
As a percentage of GAAP revenue	61.2%	58.6%	60.4%	58.3%
Estimated revenue adjustments	6,988	2,126	15,760	4,845
Recurring revenue - non-GAAP	$136,320	$119,885	$268,450	$230,434
As a percentage of non-GAAP revenue	62.4%	59.1%	61.8%	58.8%

Table of Reconciliation from GAAP Nonrecurring Revenue to Non-GAAP Nonrecurring Revenue

Customer Engagement
Nonrecurring revenue - GAAP & non-GAAP	$82,104	$83,048	$165,841	$161,674

Table 8
VERINT SYSTEMS INC. AND SUBSIDIARIES
Estimated GAAP and Non-GAAP Fully Allocated Gross Margins
(Unaudited)

	Three Months Ended July 31,
	2019			2018
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated
GAAP product revenue	$54,468	$55,515	$109,983	$55,528	$54,514	$110,042
GAAP service revenue	156,968	57,354	214,322	145,279	51,006	196,285
Total GAAP revenue	211,436	112,869	324,305	200,807	105,520	306,327

Products costs	8,852	18,649	27,501	8,523	23,373	31,896
Service expenses	57,165	18,560	75,725	52,989	17,604	70,593
Amortization of acquired technology	5,224	363	5,587	4,104	1,416	5,520
Stock-based compensation expenses (1)	1,570	464	2,034	1,574	371	1,945
Shared support expenses allocation (2)	3,647	1,947	5,594	2,199	1,154	3,353
Total GAAP cost of revenue	76,458	39,983	116,441	69,389	43,918	113,307

GAAP gross profit	$134,978	$72,886	$207,864	$131,418	$61,602	$193,020
GAAP gross margin	63.8%	64.6%	64.1%	65.4%	58.4%	63.0%
Revenue adjustments	6,988	24	7,012	2,126	25	2,151
Amortization of acquired technology	5,224	363	5,587	4,104	1,416	5,520
Stock-based compensation expenses (1)	1,570	464	2,034	1,574	371	1,945
Acquisition expenses, net (3)	3	2	5	(25)	(13)	(38)
Restructuring expenses (3)	688	367	1,055	470	247	717
Non-GAAP gross profit	$149,451	$74,106	$223,557	$139,667	$63,648	$203,315
Non-GAAP gross margin	68.4%	65.6%	67.5%	68.8%	60.3%	65.9%

	Six Months Ended July 31,
	2019			2018
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated
GAAP product revenue	$108,470	$105,737	$214,207	$103,892	$112,014	$215,906
GAAP service revenue	310,061	115,296	425,357	283,371	96,257	379,628
Total GAAP revenue	418,531	221,033	639,564	387,263	208,271	595,534

Products costs	17,314	36,499	53,813	17,322	48,385	65,707
Service expenses	114,688	37,074	151,762	104,510	34,291	138,801
Amortization of acquired technology	10,612	1,682	12,294	8,369	4,577	12,946
Stock-based compensation expenses (1)	2,654	784	3,438	2,258	533	2,791
Shared support expenses allocation (2)	6,078	3,244	9,322	4,693	2,461	7,154
Total GAAP cost of revenue	151,346	79,283	230,629	137,152	90,247	227,399

GAAP gross profit	$267,185	$141,750	$408,935	$250,111	$118,024	$368,135
GAAP gross margin	63.8%	64.1%	63.9%	64.6%	56.7%	61.8%
Revenue adjustments	15,760	151	15,911	4,845	69	4,914
Amortization of acquired technology	10,612	1,682	12,294	8,369	4,577	12,946
Stock-based compensation expenses (1)	2,654	784	3,438	2,258	533	2,791
Acquisition expenses, net (3)	13	7	20	(14)	(7)	(21)
Restructuring expenses (3)	981	523	1,504	708	372	1,080
Non-GAAP gross profit	$297,205	$144,897	$442,102	$266,277	$123,568	$389,845
Non-GAAP gross margin	68.4%	65.5%	67.4%	67.9%	59.3%	64.9%

 (1) Represents the stock-based compensation expenses applicable to cost of revenue, allocated proportionally based upon our year ended January 31, 2019 and 2018, respectively, annual segment operations and service expense wages, which we believe provides a reasonable approximation for purposes of understanding the relative GAAP and non-GAAP gross margins of our two businesses.

 (2) Represents the portion of our shared support expenses (as disclosed in footnote 16 to our July 31, 2019 Form 10-Q, when filed) applicable to cost of revenue, allocated proportionally based upon our year ended January 31, 2019 and 2018, respectively, annual non-GAAP segment revenue, which we believe provides a reasonable approximation for purposes of understanding the relative GAAP and non-GAAP gross margins of our two businesses.

 (3) Represents the portion of our acquisition expenses, net and restructuring expenses applicable to cost of revenue, allocated proportionally based upon our year ended January 31, 2019 and 2018, respectively, annual non-GAAP segment revenue, which we believe provides a reasonable approximation for purposes of understanding the relative GAAP and non-GAAP gross margins of our two businesses.

Table 9
VERINT SYSTEMS INC. AND SUBSIDIARIES
Estimated Non-GAAP Fully Allocated Operating Margins and Estimated Fully Allocated Adjusted EBITDA
(Unaudited)

	Three Months Ended July 31,
	2019			2018
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated

Non-GAAP segment revenue	$218,424	$112,893	$331,317	$202,933	$105,545	$308,478

Segment contribution (1)	78,788	31,571	110,359	78,759	24,549	103,308
Shared support expenses allocation (2)	28,959	15,457	44,416	26,172	13,724	39,896
Estimated non-GAAP operating income	49,829	16,114	65,943	52,587	10,825	63,412
Depreciation and amortization (3)	5,146	2,746	7,892	4,808	2,522	7,330
Estimated adjusted EBITDA	$54,975	$18,860	$73,835	$57,395	$13,347	$70,742

Estimated non-GAAP fully allocated operating margin	22.8%	14.3%	19.9%	25.9%	10.3%	20.6%
Estimated fully allocated adjusted EBITDA margin	25.2%	16.7%	22.3%	28.3%	12.6%	22.9%

	Six Months Ended July 31,
	2019			2018
(in thousands)	Customer Engagement	Cyber Intelligence	Consolidated	Customer Engagement	Cyber Intelligence	Consolidated

Non-GAAP segment revenue	$434,291	$221,184	$655,475	$392,108	$208,340	$600,448

Segment contribution (1)	157,606	58,861	216,467	145,561	45,771	191,332
Shared support expenses allocation (2)	57,552	30,718	88,270	53,664	28,141	81,805
Estimated non-GAAP operating income	100,054	28,143	128,197	91,897	17,630	109,527
Depreciation and amortization (3)	10,279	5,486	15,765	10,187	5,342	15,529
Estimated adjusted EBITDA	$110,333	$33,629	$143,962	$102,084	$22,972	$125,056

Estimated non-GAAP fully allocated operating margin	23.0%	12.7%	19.6%	23.4%	8.5%	18.2%
Estimated fully allocated adjusted EBITDA margin	25.4%	15.2%	22.0%	26.0%	11.0%	20.8%

(1) See footnote 16 to our July 31, 2019 Form 10-Q, when filed.

 (2) Represents our shared support expenses (as disclosed in footnote 16 to our July 31, 2019 Form 10-Q, when filed), allocated proportionally based upon our non-GAAP segment revenue for the year ended January 31, 2019 and 2018, respectively, which we believe provides a reasonable approximation for purposes of understanding the relative non-GAAP operating margins of our two businesses.

 (3) Represents certain depreciation and amortization expenses, which are otherwise included in our non-GAAP operating income, allocated proportionally based upon our non-GAAP segment revenue for the year ended January 31, 2019 and 2018, respectively, which we believe provides a reasonable approximation for purposes of understanding the relative adjusted EBITDA of our two businesses.

Verint Systems Inc. and Subsidiaries
Supplemental Information About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, consisting of non-GAAP revenue, non-GAAP recurring revenue, non-GAAP nonrecurring revenue, non-GAAP cloud revenue, non-GAAP gross profit and gross margin, non-GAAP operating income and operating margin, non-GAAP other income (expense), net, non-GAAP provision (benefit) for income taxes and non-GAAP effective income tax rate, non-GAAP net income attributable to Verint Systems Inc., non-GAAP net income per common share attributable to Verint Systems Inc., adjusted EBITDA, net debt, constant currency measures, estimated GAAP and non-GAAP fully allocated gross margins, and estimated non-GAAP fully allocated operating margins. The tables above include a reconciliation of each non-GAAP financial measure for completed periods presented in this press release to the most directly comparable GAAP financial measure.

We believe these non-GAAP financial measures, used in conjunction with the corresponding GAAP measures, provide investors with useful supplemental information about the financial performance of our business by:

•
facilitating the comparison of our financial results and business trends between periods, by excluding certain items that either can vary significantly in amount and frequency, are based upon subjective assumptions, or in certain cases are unplanned for or difficult to forecast,

•	facilitating the comparison of our financial results and business trends with other technology companies who publish similar non-GAAP measures, and

•	allowing investors to see and understand key supplementary metrics used by our management to run our business, including for budgeting and forecasting, resource allocation, and compensation matters.

We also make these non-GAAP financial measures available because a number of our investors have informed us that they find this supplemental information useful.

Non-GAAP financial measures should not be considered in isolation as substitutes for, or superior to, comparable GAAP financial measures. The non-GAAP financial measures we present have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. These non-GAAP financial measures do not represent discretionary cash available to us to invest in the growth of our business, and we may in the future incur expenses similar to or in addition to the adjustments made in these non-GAAP financial measures. Other companies may calculate similar non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Our non-GAAP financial measures are calculated by making the following adjustments to our GAAP financial measures:

Revenue adjustments. We exclude from our non-GAAP revenue the impact of fair value adjustments required under GAAP relating to cloud services and customer support contracts acquired in a business acquisition, which would have otherwise been recognized on a stand-alone basis. We believe that it is useful for investors to understand the total amount of revenue that we and the acquired company would have recognized on a stand-alone basis under GAAP, absent the accounting adjustment associated with the business acquisition. Our non-GAAP revenue also reflects certain adjustments from aligning an acquired company’s revenue recognition policies to our policies.  We believe that our non-GAAP revenue measure helps management and investors understand our revenue trends and serves as a useful measure of ongoing business performance.

Amortization of acquired technology and other acquired intangible assets. When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the acquired entity and amortize those assets over their useful lives. We exclude the amortization of acquired intangible assets, including acquired technology, from our non-GAAP financial measures because they are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. We also exclude these amounts to provide easier comparability of pre- and post-acquisition operating results.

Stock-based compensation expenses. We exclude stock-based compensation expenses related to restricted stock awards, stock bonus programs, bonus share programs, and other stock-based awards from our non-GAAP financial measures. We evaluate our performance both with and without these measures because stock-based compensation is typically a non-cash expense and can vary significantly over time based on the timing, size and nature of awards granted, and is influenced in part by certain factors which are generally beyond our control, such as the volatility of the price of our common stock. In addition, measurement of stock-based compensation is subject to varying valuation methodologies and subjective assumptions, and therefore we believe that excluding stock-based compensation from our non-GAAP financial measures allows for meaningful comparisons of our current operating results to our historical operating results and to other companies in our industry.

Unrealized gains and losses on certain derivatives, net. We exclude from our non-GAAP financial measures unrealized gains and losses on certain foreign currency derivatives which are not designated as hedges under accounting guidance. We exclude unrealized gains and losses on foreign currency derivatives that serve as economic hedges against variability in the cash flows of recognized assets or liabilities, or of forecasted transactions. These contracts, if designated as hedges under accounting guidance, would be considered “cash flow” hedges.  These unrealized gains and losses are excluded from our non-GAAP financial measures because they are non-cash transactions which are highly variable from period to period. Upon settlement of these foreign currency derivatives, any realized gain or loss is included in our non-GAAP financial measures.

Amortization of convertible note discount. Our non-GAAP financial measures exclude the amortization of the imputed discount on our convertible notes. Under GAAP, certain convertible debt instruments that may be settled in cash upon conversion are required to be bifurcated into separate liability (debt) and equity (conversion option) components in a manner that reflects the issuer’s assumed non-convertible debt borrowing rate. For GAAP purposes, we are required to recognize imputed interest expense on the difference between our assumed non-convertible debt borrowing rate and the coupon rate on our $400.0 million of 1.50% convertible notes. This difference is excluded from our non-GAAP financial measures because we believe that this expense is based upon subjective assumptions and does not reflect the cash cost of our convertible debt.

Acquisition expenses, net. In connection with acquisition activity (including with respect to acquisitions that are not consummated), we incur expenses, including legal, accounting, and other professional fees, integration costs, changes in the fair value of contingent consideration obligations, and other costs. Integration costs may consist of information technology expenses as systems are integrated across the combined entity, consulting expenses, marketing expenses, and professional fees, as well as non-cash charges to write-off or impair the value of redundant assets. We exclude these expenses from our non-GAAP financial measures because they are unpredictable, can vary based on the size and complexity of each transaction, and are unrelated to our continuing operations or to the continuing operations of the acquired businesses.

Restructuring expenses. We exclude restructuring expenses from our non-GAAP financial measures, which include employee termination costs, facility exit costs, certain professional fees, asset impairment charges, and other costs directly associated with resource realignments incurred in reaction to changing strategies or business conditions. All of these costs can vary significantly in amount and frequency based on the nature of the actions as well as the changing needs of our business and we believe that excluding them provides easier comparability of pre- and post-restructuring operating results.

Impairment charges and other adjustments. We exclude from our non-GAAP financial measures asset impairment charges (other than those already included within restructuring or acquisition activity), rent expense for redundant facilities, gains or losses on sales of property, gains or losses on settlements of certain legal matters, and certain professional fees unrelated to our ongoing operations, including $5.6 million and $7.5 million of fees and expenses for the three and six months ended July 31, 2019 related to a shareholder proxy contest, all of which are unusual in nature and can vary significantly in amount and frequency.

Non-GAAP income tax adjustments. We exclude our GAAP provision (benefit) for income taxes from our non-GAAP measures of net income attributable to Verint Systems Inc., and instead include a non-GAAP provision for income taxes, determined by applying a non-GAAP effective income tax rate to our income before provision for income taxes, as adjusted for the non-GAAP items described above. The non-GAAP effective income tax rate is generally based upon the income taxes we expect to pay in the reporting year. Our GAAP effective income tax rate can vary significantly from year to year as a result of tax law changes, settlements with tax authorities, changes in the geographic mix of earnings including acquisition activity, changes in the projected realizability of deferred tax assets, and other unusual or period-specific events, all of which can vary in size and frequency. We believe that our non-GAAP effective income tax rate removes much of this variability and facilitates meaningful comparisons of operating results across periods. Our non-GAAP effective income tax rate for the year ending January 31, 2020 is currently approximately 9%, and was 11% for the year ended January 31, 2019. We evaluate our non-GAAP effective income tax rate on an ongoing basis and it can change from time to time. Our non-GAAP income tax rate can differ materially from our GAAP effective income tax rate.

Customer Engagement Cloud, Recurring and Nonrecurring Revenue Metrics

Recurring revenue, on both a GAAP and non-GAAP basis, is the portion of our revenue that we believe is likely to be renewed in the future, and primarily consists of initial and renewal post contract support and cloud revenue.

Nonrecurring revenue, on both a GAAP and non-GAAP basis, primarily consists of our perpetual licenses, consulting, implementation and installation services, and training.

Cloud revenue, on both a GAAP and non-GAAP basis, primarily consists of SaaS and optional managed services.

SaaS revenue includes bundled SaaS, software with standard managed services and unbundled SaaS that we account for as term licenses where managed services are purchased separately.

We believe that recurring revenue, nonrecurring revenue, and cloud revenue, provide investors with useful insight into the nature and sustainability of our revenue streams. The recurrence of these revenue streams in future periods depends on a number of factors including contractual periods and customers' renewal decisions. Please see “Revenue adjustments” above for an explanation for why we present these revenue numbers on both a GAAP and non-GAAP basis.

New SaaS Annual Contract Value (ACV) includes the annualized contract value of all new SaaS contracts received within the period; in cases where SaaS is offered to partners through usage-based contracts, we include the quarterly values of all usage contracts.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before interest expense, interest income, income taxes, depreciation expense, amortization expense, revenue adjustments, restructuring expenses, acquisition expenses, and other expenses excluded from our non-GAAP financial measures as described above. We believe that adjusted EBITDA is also commonly used by investors to evaluate operating performance between companies because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation, accounting policies, and depreciation and amortization policies. Adjusted EBITDA is also used by credit rating agencies, lenders, and other parties to evaluate our creditworthiness.

Net Debt

Net Debt is a non-GAAP measure defined as the sum of long-term and short-term debt on our consolidated balance sheet, excluding unamortized discounts and issuance costs, less the sum of cash and cash equivalents, restricted cash, restricted cash equivalents, restricted bank time deposits, and restricted investments (including long-term portions), and short-term investments. We use this non-GAAP financial measure to help evaluate our capital structure, financial leverage, and our ability to reduce debt and to fund investing and financing activities, and believe that it provides useful information to investors.

Supplemental Information About Constant Currency

Because we operate on a global basis and transact business in many currencies, fluctuations in foreign currency exchange rates can affect our consolidated U.S. dollar operating results. To facilitate the assessment of our performance excluding the effect of foreign currency exchange rate fluctuations, we calculate our GAAP and non-GAAP revenue, cost of revenue, and operating expenses on both an as-reported basis and a constant currency basis, allowing for comparison of results between periods as if foreign currency exchange rates had remained constant. We perform our constant currency calculations by translating current-period foreign currency results into U.S. dollars using prior-period average foreign currency exchange rates or hedge rates, as applicable, rather than current period exchange rates. We believe that constant currency measures, which exclude the impact of changes in foreign currency exchange rates, facilitate the assessment of underlying business trends.

Unless otherwise indicated, our financial outlook for revenue, operating margin, and diluted earnings per share, which is provided on a non-GAAP basis, reflects foreign currency exchange rates approximately consistent with rates in effect when the outlook is provided.

We also incur foreign exchange gains and losses resulting from the revaluation and settlement of monetary assets and liabilities that are denominated in currencies other than the entity’s functional currency. We periodically report our historical non-GAAP diluted net income per share both inclusive and exclusive of these net foreign exchange gains or losses. Our financial outlook for diluted earnings per share includes net foreign exchange gains or losses incurred to date, if any, but does not include potential future gains or losses.